EXHIBIT 99.1

HAYNES INTERNATIONAL, INC.
1020 W. Park Avenue
P.O. Box 9013
Kokomo, IN 46904-9013

NEWS
RELEASE

FOR IMMEDIATE RELEASE
Contact:    Marcel Martin
Phone:       765-456-6129
Fax:            765-456-6985

HAYNES INTERNATIONAL, INC. REPORTS
RESULTS FOR SECOND QUARTER FISCAL 2003

        Kokomo, Indiana, May 20 – Haynes International, Inc. today reported unaudited financial results for its second quarter and first six months ended March 31, 2003. Net revenue for the second quarter and first six months of fiscal 2003 decreased to $46.2 million and $89.1 million, respectively, from $58.1 million and $120.1 million for the same periods in fiscal 2002. The Company reported a net loss of $3.9 million for the second quarter of 2003 and a net loss of $6.7 million for the first six months of fiscal 2003, respectively, compared to net income of $1.6 million and net income of $3.2 million for the same periods in fiscal 2002.

        Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

STATEMENT OF OPERATIONS DATA:

Three Months Ended March 31,	Six Months Ended March 31,
2002	2003	2002	2003

Net Revenue	$ 58.1	$ 46.2	$ 120.1	$ 89.1

Cost of Sales	43.1	41.0	90.5	76.4

Selling & Administrative Expense	6.2	5.8	11.8	12.0

Research & Technical Expense	0.9	0.8	1.8	1.5

Operating Income (Loss)	7.9	(1.4)	16.0	(0.8)
Interest Expense, Net	5.1	4.9	10.4	9.8

Income (loss) before provision
for (benefit from) income taxes	2.8	(6.3)	5.6	(10.6)

Provision for (benefit from)
income taxes	1.2	(2.4)	2.4	(3.9)

Net Income (loss)	$ 1.6	$ (3.9)	$ 3.2	$ (6.7)